AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 31, 2007, by and among Mandalay Media, Inc., a Delaware corporation (“Parent”), Twistbox Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Twistbox Entertainment, Inc., a Delaware corporation (the “Company”), and Adi McAbian and Spark Capital, L.P. (“Spark Capital”) as representatives of the stockholders of the Company (collectively, the “Stockholder Representatives” and individually, a “Stockholder Representative”).

RECITALS

A. Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of common stock of Parent.

B. Pursuant to the Merger, each outstanding share of Company common stock, $0.001 par value per share (the “Company Common Stock”), on a fully converted basis, assuming conversion on a one-for-one basis of all issued and outstanding shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) and Series B Convertible Preferred Stock (“Series B Preferred Stock”), each $0.01 par value per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.5, upon the terms and subject to the conditions set forth herein.

C. The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders (the “Stockholders”), (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to recommend that the Stockholders adopt and approve this Agreement, and the other transactions contemplated by this Agreement, and approve the Merger.

D. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed Certificate of Merger (the “Certificate of Merger”) in such form as may be agreed by the parties hereto and as required by the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule, as defined in the preamble to Article II hereof). Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”), counsel to Parent, at 666 Third Avenue, New York, New York 10017, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, in the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; except as otherwise may be assumed by Parent at Closing pursuant to Section 6.1(b).

1.4 Certificate of Incorporation; Bylaws. i) At the Effective Time, the Certificate of Incorporation of the Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, notwithstanding the foregoing, Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Twistbox Entertainment, Inc. (the “Corporation”).”

(b) Also at the Effective Time, the Bylaws of the Merger Sub, shall be the Bylaws of the Surviving Corporation.

1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of any party, the following shall occur:

(a) Conversion of Company Capital Stock. Subject to Section 1.6, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.5(d)) shall be converted automatically into and become exchangeable for shares of common stock of Parent, $0.0001 par value per share (“Parent Common Stock”) (the “Merger Consideration”), to be issued to the Stockholders in such amounts as set forth on Schedule 1.5(a) (such Schedule to be amended at or prior to Closing to reflect vesting of additional Company Options (as defined in Section 1.5(e), after the date hereof and prior to Closing) and the issuance of any shares of Company Common Stock, whether by exercise of Company Options (as defined in Section 1.5(e) or otherwise, after the date hereof and prior to Closing) in accordance with the exchange ratios (the “Exchange Ratios”) set forth in Schedule 1.5(a)). Immediately prior to the Effective Time each share of Series A Preferred Stock of the Company and each share of Series B Preferred Stock of the Company issued and outstanding shall, in accordance with Company’s Certificate of Incorporation, be converted into shares of Company’s Common Stock. All shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such share of Company Preferred Stock shall cease to have any rights with respect thereto. At the Effective Time, each share of Company Preferred Stock converted into Company Common Stock shall be converted automatically into and become exchangeable for shares of Parent Common Stock in accordance with this Section 1.5(a).

(b) As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be deemed canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of the applicable Merger Consideration as set forth on Schedule 1.5(a).

(c) Certificates for Shares. The certificates representing the shares of Parent Common Stock issuable with respect to certificates for shares of Company Capital Stock (“Certificates”) shall be issued to the holders of the shares of Company Capital Stock upon surrender of the Certificates representing such shares in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(d) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Stock Options. At the Effective Time, each outstanding option (a “Company Option”) to purchase shares of Company Common Stock issued pursuant to the Company’s 2006 Stock Incentive Plan (the “Stock Plan”), which is vested at the Effective Time, shall be assumed by Parent, on the same terms and conditions as were applicable under the Stock Plan immediately prior to the Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each Company Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Option Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Company Option shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Option Conversion Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock subject to each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares subject to such Company Option and the terms and conditions of exercise of such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, the Company Options that are accelerated at the Effective Time as a result of the Merger, as set forth in Schedule 2.3(a), shall be immediately exercisable after the Effective Time. Any Company Option that has not fully vested at the Effective Time will not be assumed by Parent and shall be terminated prior to the Effective Time. The “Option Conversion Ratio” shall be equal to .74599 (subject to adjustment at or prior to Closing to reflect vesting of additional Company Options and the issuance of any shares of Company Common Stock, whether by exercise of Company Options or otherwise, after the date hereof and prior to Closing). Notwithstanding anything to the contrary set forth herein or on Schedule 1.5(a), the Merger Consideration shall consist of an aggregate of 12,500,000 shares of Parent Common Stock which will include the conversion of all shares of Company Capital Stock and the reservation of all shares of Parent Common Stock required for assumption of the Company Options that have vested at the Effective Time.

Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options assumed by Parent, which, as of the date hereof, are as set forth on Schedule 1.5(a) (such Schedule to be amended at or prior to Closing to reflect the issuance of any shares of Company Common Stock, whether by exercise of Company Options or otherwise, after the date hereof and prior to Closing). Within sixty days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to such Company Option held by persons who become employees or consultants of the Surviving Company and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

(f) Warrants. All warrants to purchase shares of Company Common Stock (the “Company Warrants”) then outstanding shall be exercised or terminated in accordance with Section 5.10.

(g) Capital Stock of Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(h) Adjustments to Exchange Ratios. Each of the Exchange Ratios and the Option Conversion Ratio shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that no such adjustment shall be made with respect to any dividend or redemption permitted by Section 4.1.

(i) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.6 Exchange Procedure. i) Surrender of Certificates. After the Effective Time, stock certificates (each, a "Certificate," and collectively, the "Certificates") representing shares of Company Capital Stock will be conclusively deemed to represent the right of the registered holder thereof to receive the portion of the Merger Consideration that such registered holder is entitled to receive pursuant to Section 1.5 hereof upon surrender, in accordance with the provisions of this Section 1.6, of all Certificates registered in the name of such registered holder.

(i) Exchange of Certificates. As promptly as practicable before or after the Effective Time, Parent (or its designee or exchange agent) will send to each Stockholder a letter of transmittal, in substantially the form attached hereto as Exhibit A, for use in exchanging all Certificates registered in the name of such Stockholder for the Merger Consideration to which such Stockholder may be entitled as determined in accordance with the provisions of this Agreement. Upon surrender by a Stockholder of all Certificates (or lost certificate affidavits) registered in the name of such Stockholder to Parent (or its designee), together with a duly executed letter of transmittal, such Stockholder will be entitled to receive, in exchange for all of such Certificates, the portion of the Merger Consideration to which such Stockholder may be entitled (as determined in accordance with the provisions of this Agreement), and such Certificates will be canceled. It is intended that such letter of transmittal will contain provisions requiring each executing Stockholder thereof to, among other things, (a) acknowledge and agree to be bound by the terms of this Agreement, including this Section 1.6, (b) make certain representations and warranties with respect to such executing Stockholder and the shares of Company Capital Stock owned or held by such executing Stockholder, (c) waive all appraisal or dissenters rights and (d) deliver original Certificates (or an affidavit of loss and indemnity) together with blank stock powers and other instruments of transfer, in each case in a form reasonably satisfactory to Parent and as a condition precedent to Parent’s obligation to issue shares of Parent Common Stock to such Stockholder.

(b) Transfer of Ownership. Shares of Parent Common Stock issued pursuant to the Merger shall be deemed to have been issued at the Effective Time. If any certificate representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to Parent (or its designee or exchange agent) all documents necessary to evidence and effect such transfer and shall pay to Parent (or its designee or exchange agent) any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent (or its designee or exchange agent) that such tax has been paid or is not applicable.

(c) Termination of Rights; Abandoned Property. After the Effective Time, holders of Company Capital Stock will cease to be, and will have no rights as, Stockholders, other than (i) in the case of shares other than Dissenting Shares, the rights to receive the Merger Consideration, as provided in this Agreement, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Section 262 of the DGCL. Until surrendered for cancellation in accordance with the provisions of this Section 1.6, each Certificate representing shares of Company Capital Stock shall, from and after the Effective Time, represent (i) in the case of shares other than Dissenting Shares, the right of the applicable Stockholder to receive the Merger Consideration and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the DGCL. Neither Parent nor the Company nor any other person will be liable to any holder or former holder of shares of Company Capital Stock for any shares, or any dividends or other distributions with respect thereto, properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(d) Distributions with Respect to Unsurrendered Certificates. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates until such holders surrender such Certificates or comply with Section 1.8 hereof. Upon the surrender of such Certificates in accordance with Section 1.7 and upon compliance with all of the provisions of Section 1.6 or Section 1.8 hereof, as applicable, and all of the provisions of Section 1.7, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time, and the amount of any portion of the Merger Consideration to which such holders may be entitled pursuant to this Agreement, and, in each case, not previously paid solely because of the failure to surrender such Certificates for exchange.

1.7 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock that the shares of Company Capital Stock formerly represented by such Certificates were converted into and any dividends or distributions payable pursuant to Section 1.6(d); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.10 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company listed on Schedule 1.10 (the “Company Affiliates”) will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and all certificates representing such shares shall bear an appropriate restrictive legend. The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its best efforts to deliver or cause to be delivered to Parent prior to the Effective Time from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit B (the “Company Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time.

1.11 Stockholder Matters. By his, her or its execution or approval of this Agreement, each such Stockholder that executes or votes in favor of the adoption of this Agreement hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of stockholders under the DGCL.

1.12 Representatives

(a) Stockholders’ Representatives.

(i) In order to administer efficiently (A) the implementation of the Agreement on behalf of the Stockholders and (B) the settlement of any dispute with respect to the Agreement, the Company and the Stockholders, by virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders (regardless of whether or not such Stockholder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby designate Adi McAbian and Spark Capital as the Stockholder Representatives.

(ii) From and after the Effective Time, the Company and the Stockholders hereby authorize the Stockholder Representatives (A) to take all action necessary in connection with the implementation of this Agreement on behalf of the Stockholders or the settlement of any dispute, (B) to give and receive all notices required to be given under the Agreement and (C) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

(iii) In the event that the Stockholder Representatives are unable to agree on any decision or action to be taken by or on behalf of the Stockholders and if the Stockholder Representatives cannot resolve any such disagreements within two days, the Stockholder Representatives shall immediately submit the matter for resolution to a jointly selected Stockholder (“Independent Stockholder”) who shall decide such matter as soon as possible. All decisions and actions taken by the Independent Stockholder shall be binding upon all of the Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(iv) In the event that one of the Stockholder Representatives dies, becomes legally incapacitated or resigns from such position, another individual designated by the Stockholders, who shall be identified to Parent as soon as practicable thereafter, shall fill such vacancy and shall be deemed to be the Stockholder Representative for all purposes of this Agreement; provided, however, that no change in the Stockholder Representative shall be effective until Parent is given written notice of such change by the Stockholders.

(iv) All decisions and actions by the Stockholder Representatives as provided in this Section 1.12 shall be binding upon all of the Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(vi) By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, the Company and each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) agrees that:

(A) Parent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representatives as to any actions required or permitted to be taken by the Stockholders or the Stockholder Representatives hereunder and no party hereunder shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Representatives;

(B) all actions, decisions and instructions of the Stockholder Representatives shall be conclusive and binding upon all of the Stockholders and no such Stockholder shall have any cause of action against the Stockholder Representatives for any action taken, decision made or instruction given by the Stockholder Representatives under this Agreement, except for fraud or willful breach of this Agreement by the Stockholder Representatives; and

(C) the provisions of this Section 1.12 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by Company and the Stockholders to the Stockholder Representatives and shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder.

(D) in taking any action hereunder, the Stockholder Representatives shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Stockholder Representatives shall not waive (1) any rights of the Stockholders if such waiver would have the effect of disproportionately and adversely affecting Stockholders which held shares of a particular series of Company capital stock as compared to Stockholders which held other series of Company capital stock, without the prior consent of the Stockholders which held at least two-thirds of the adversely affected series on an as-converted to common stock basis; and (2) any rights with respect to any individual Company Stockholder(s)’ interest(s) if such waiver would have the effect of disproportionately and adversely affecting such individual Company Stockholder(s) as compared to the interests of the other Stockholders, without the prior consent of the affected Company Stockholder(s). The Stockholder Representatives shall not be liable to Parent or the Stockholders for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of bad faith or willful misconduct or gross negligence. The Stockholder Representatives may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Stockholder Representatives shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Stockholder Representatives may be replaced at any time by affirmative vote or written consent of a majority of the Stockholders.

(E) the Stockholder Representatives shall be entitled to retain accountants, legal counsel and other experts and to incur such expenses (including litigation expenses) as the Stockholder Representatives deem necessary or appropriate in connection with their performance of the Stockholder Representatives’ duties under this Agreement, and all such fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Stockholder Representatives shall be borne by the Stockholders severally.

(F) the Stockholders (including the Stockholder Representatives in their capacity as a Stockholder) hereby agree severally to indemnify the Stockholder Representatives (in their capacity as such) in accordance with their respective ownership interest in the Company, and to hold the Stockholder Representatives (in their capacity as such), together with their heirs, personal representatives, successors and assigns (each an “Indemnified Person”) harmless from any and all claims, liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses of whatever kind which may at any time be imposed upon, incurred by or asserted against any Indemnified Person in any way relating to or arising out of the Stockholder Representatives’ actions or refraining from any action pursuant to this Agreement or in connection herewith in such capacity; provided, however, that no Stockholder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Stockholder Representatives, as determined by a final judgment from a court of competent jurisdiction. The agreements in this paragraph shall survive indefinitely, including following any termination of the other provisions of this Agreement.

1.13 Notice to Holders of Derivative Securities. As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the holders of derivative securities of the Company any required notices pursuant to the terms thereof.

1.14 Shares Subject to Appraisal Rights. i) Notwithstanding any provisions of this Agreement to the contrary, Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Parent Common Stock and the holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however, that (i) if any Stockholder who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DGCL, the shares of Company Capital Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Common Stock and as provided in Section 1.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of Company Capital Stock held by Stockholders who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, as follows:

2.1 Organization and Qualification. i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of its Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since July 1, 2006. Copies of such Corporate Records of the Company have been heretofore made available to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since July 1, 2006. Copies of such records of the Company have been heretofore made available to Parent or Parent’s counsel.

2.2 Subsidiaries. i) The Company has no subsidiaries other than those listed on Schedule 2.2 (each, a “Subsidiary” and, collectively, the “Subsidiaries”). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (as listed on Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed on Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited partnership is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed on Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary.

2.3 Capitalization. i) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value per share, of which there are 7,785,716 shares issued and outstanding, and 5,204,255 shares of Preferred Stock, $0.01 par value per share. Of the authorized Preferred Stock: 2,500,000 shares have been designated Series A Preferred Stock, of which 825,075 shares are issued and outstanding; 2,267,574 shares have been designated Series B Preferred Stock, all of which shares are issued and outstanding and 436,680 shares have been designated Series B-1 Preferred Stock, all of which shares are issued and outstanding. No other shares of Company Preferred Stock are issued or outstanding. At Closing, all shares of Company Preferred Stock shall have been converted to shares of Company Common Stock pursuant to the Company’s Charter Documents and the DGCL. No shares of capital stock are held in the Company’s treasury. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of Company or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. As of the date hereof, the Company had reserved an aggregate of 3,700,000 shares of Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company’s Stock Plan, under which options were outstanding for an aggregate of 3,350,122 shares. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Schedule 2.3(a) hereto lists each holder of Company Common Stock and Company Preferred Stock, each outstanding Company Option and Company Warrants to acquire shares of Company Common Stock or Company Preferred Stock, as applicable, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any. The Company has delivered to Parent or Parent’s Counsel true and accurate copies of the forms of documents used for the issuance of Company Options and Company Warrants.

(b) Except as contemplated by this Agreement and except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth on Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) The capital structure of each Subsidiary is set forth in Schedule 2.3(d) hereto. Except as set forth in Schedule 2.3(d), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and Stockholders), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. i) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s or any Subsidiary’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 9.2(b)), (iii) except as set forth in Schedule 2.5, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or pursuant to, any Company Contracts or (iv) except as set forth in Schedule 2.5, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign governmental entity (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. The Company and its Subsidiaries have complied with and are not in violation of any Legal Requirements with respect to the conduct of their businesses, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company or any Subsidiary. The Company and its Subsidiaries are not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person). The Company and its Subsidiaries are not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries.

2.7 Financial Statements. i) Since July 1, 2006, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

(b) Significant deficiencies in the financial reporting of the Company and its Subsidiaries which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in financial reporting, have been adequately and promptly disclosed to the independent accountants and management of the Company as required by applicable Legal Requirements.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, to the knowledge of the Company, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in the Company’s financial statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the Company’s financial statements and (ii) such liabilities arising in the ordinary course of the Company’s and its Subsidiaries’ business since December 31, 2006.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or as otherwise provided in this Agreement, since December 31, 2006, there has not been: (i) any Material Adverse Effect on the Company or any of its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any of its Subsidiaries’ or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) any granting by the Company or any of its Subsidiaries’ of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.21 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company or any of its Subsidiaries with respect to any Governmental Entity, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vii) any change in the auditors of the Company or any of its Subsidiaries, (viii) any issuance of capital stock of the Company or any of its Subsidiaries, (ix) any revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or any of its Subsidiaries or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

2.11 Employee Benefit Plans and Compensation. i) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.11(a) below (which definition shall apply only to this Section 2.11(a)), for purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or rehired employee, consultant, officer or director of the Company, any of its Subsidiaries or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement, or contract (including, without limitation, any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any Affiliate and any executive officer of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any Affiliate, whether formally or informally or with respect to which the Company, any of its Subsidiaries or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule 2.11(b) hereto sets forth a complete and accurate list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. Schedule 2.11(b) hereto sets forth a table setting forth the name, position and salary of each employee of the Company and each Subsidiary whose annual compensation (in cash or otherwise) exceeded in 2007 (or, in 2008, is expected to exceed) $150,000.

(c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and written interpretations thereof and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years; (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan; and (xii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company and each of its Subsidiaries has performed all obligations required to be performed by it under, is not in default or violation of, and the Company has no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, nor any of its Subsidiaries nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, any of its Subsidiaries, nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company, each Subsidiary and each Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. Except as disclosed in Schedule 2.11(j) hereto, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee.

(k) Employment Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such employee is bound due to such employee being employed by the Company or any of its Subsidiaries, and disclosing to the Company or each of its Subsidiaries, or using trade secrets or proprietary information of any other person or entity. The services provided by each of the Company’s, each Subsidiary’s and their Affiliates’ Employees is terminable at the will of the Company and its Affiliates, except for such jurisdictions that do not recognize at will employment, and any such termination would result in no liability to the Company, any of its Subsidiaries or any Affiliate.

(l) No Interference or Conflict. To the knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s or any of its Subsidiaries’ business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any of its Subsidiaries’ business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(m) International Employee Plan. Neither the Company, any of its Subsidiaries, nor any Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.12 Labor Matters. Neither the Company, nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company, any of its Subsidiaries, its assets or to which the Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company and any of its Subsidiaries, or the conduct of business by Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

2.14 Title to Properties; Absence of Liens and Encumbrances. i) Real Property Owned or Leased by the Company. Schedule 2.14(a) hereto lists each parcel of real property currently leased, subleased or licensed by the Company or any of its Subsidiaries.

(b) Owned Real Property. Set forth in Schedule 2.14(b) hereto is a complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company and the Subsidiaries of the Company have good, valid and marketable fee simple title to the Owned Real Property.

(c) Leases. True, correct and complete copies of all leases, subleases or licenses for each parcel of real property currently leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”), together with any assignments, guaranties or amendments thereto (collectively, the “Lease Documents”) have been delivered or made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s knowledge, by the other party to such lease, sublease or license.

(d) Liens. Except as disclosed in Schedule 2.14(a) or Schedule 2.14(b) hereto, the Company and each of its Subsidiaries owns or has valid leasehold fee interests in all of their respective properties and assets (other than assets disposed of in the ordinary course of business since December 31, 2006), free and clear of all encumbrances except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 2.14(a) hereto, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor any of the Subsidiaries is a party to any agreement or option to purchase any real property or interest therein other than options for renewal of Leased Real Property for the benefit of the Company or its applicable Subsidiary.

(e) Entire Interest. Except as set forth in Schedule 2.14(e) hereto, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business. Except as set forth in Schedule 2.14(e) hereto, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(f) Condemnation. Except as set forth on Schedule 2.14(f) hereto, neither the Company nor any applicable Subsidiary of the Company has received written notice of an expropriation or condemnation proceeding pending, threatened or proposed against the Real Property.

2.15 Accounts Receivable. The accounts receivable of the Company and each of its Subsidiaries as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (i) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (ii) not subject to valid defenses, set-offs or counterclaims, and (iii) collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2007 (the “Interim Balance Sheet”), the recorded allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice. The accounts receivable existing as of the Closing Date will be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Company and each of its Subsidiaries as of the Closing Date (which reserves shall be adequate and shall not represent a greater percentage of the accounts receivable as of the Closing Date than the reserves reflected in the Interim Balance Sheet represented of the accounts receivable reflected therein).

2.16 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all laws and authorizations relating to their construction, use and operation. No Person other than the Company, the Subsidiaries of the Company and holders of Permitted Liens, but solely to the extent of such Permitted Liens, owns, or has any interest in, any equipment or other tangible assets or properties owned, leased or used by the Company or any of its Subsidiaries.

2.17 Suppliers and Customers. Schedule 2.17 sets forth with respect to each of the Company and its Subsidiaries a complete list of all suppliers and customers that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries. The relationships of each of the Company and its Subsidiaries with each such supplier and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries. None of Seller, the Company or the Subsidiaries of the Company has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiaries of the Company or limit its services, supplies or materials to the Company or any Subsidiaries of the Company, either as a result of the Merger or otherwise.

2.18 Taxes. i) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.18 hereto:

(i)
The Company, and the Subsidiary, as applicable, has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company and each of its Subsidiaries with any Tax authority prior to the date hereof, except such Returns which are not material to Company. To the Company’s knowledge, all such Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has paid all Taxes shown to be due on such Returns.

(ii)
All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)
The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)
To the Company’s knowledge, no audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress. The Company and each of its Subsidiaries has not been notified of any request for such an audit or other examination.

(v)
No adjustment relating to any Returns filed by the Company or any of its Subsidiaries have been proposed in writing, formally or informally, by any Tax authority to the Company, any of its Subsidiaries or any representative thereof.

(vi)
The Company and each of its Subsidiaries has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company and each of its Subsidiaries, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and each of its Subsidiaries in the ordinary course of business.

2.19 Environmental Matters. i) Except as disclosed in Schedule 2.19 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company and each its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of the Company or any of its Subsidiaries; (iii) the properties formerly owned by the Company and each of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company and each of the Subsidiaries or, to the Company’s knowledge, during any prior period; (iv) the Company and each of its Subsidiaries is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company and each of its Subsidiaries has not been associated with any release of any Hazardous Substance; (vi) the Company and each of its Subsidiaries has not received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and each of its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law. The Company and each of its Subsidiaries, and, to the knowledge of the Company, each other Person that operates the Properties and the Leased Real Property, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Properties and the Leased Real Property under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no pending or, to the knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties and the Leased Real Property under Environmental Law, or (ii) the restoration, remediation or reclamation of any Properties or Leased Real Property, except as set forth on Schedule 2.19.

(e) Except as set forth on Schedule 2.19, there are no environmental investigations, studies or audits with respect to any of the Properties or Leased Real Property owned or commissioned by, or in the possession of, the Company or any of its Subsidiaries.

2.20 Brokers; Third Party Expenses. Except as set forth in Schedule 2.20 hereto, neither the Company nor any of its Subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.7 and 1.13, no shares of common stock, options, warrants or other securities of Company, any of its Subsidiaries or Parent are payable to any third party by the Company as a result of the Merger.

2.21 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and each of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company and to each its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its Subsidiaries.

“Company Products” means all current versions of products or service offerings of Company or any of its Subsidiaries.

(a) Except as disclosed on Schedule 2.21 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(b) Except as disclosed on Schedule 2.21 hereto, the Company and its Subsidiaries own and have good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company and its Subsidiaries are the exclusive owners of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company or any of its Subsidiaries.

(c) The operation of the business of the Company and each of its Subsidiaries as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company’s or any of the Subsidiaries’ use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.22 Agreements, Contracts and Commitments. i) Schedule 2.22 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of Company or any of its Subsidiaries may be bound, subject or affected (including without limitation notes or other instruments payable to the Company or any of its Subsidiaries), and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract and (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts, the relevant terms of which remain executory:

(1)
any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries, or any officer, director or Stockholder (“Insider”) of the Company or any of its Subsidiaries;

(2)
any guaranty, direct or indirect, by the Company, any of its Subsidiaries or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Company obligations;

(3)	any Company Contract of employment;

(4)
any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(5)	any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(6)	any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(7)	any collective bargaining agreement with any labor union;

(8)
any lease or similar arrangement for the use by the Company or any of its Subsidiaries of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

(9)	any Company Contract to which any Insider of the Company or any of its Subsidiaries is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.22, neither the Company, any of its Subsidiaries, nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract. No party to any Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries. Each Material Company Contract to which the Company or any of its Subsidiaries is a party or by which it is bound that has not expired by its terms is in full force and effect.

(d) None of the rights of the Company or any of its Subsidiaries under any Material Company Contract will be terminated or impaired in any material respect by the consummation of the Merger, and all such rights contained in such Material Company Contract will be enforceable by the Company or any of the Subsidiaries of the Company after the Merger without the consent or agreement of any other Person and without payment of any kind. The Company Schedule sets forth an accurate and complete list of all Material Contracts that require the consent of any third party to the Merger, a consent to assignment in connection with the Merger or that are otherwise subject to termination, cancellation, imposition of additional obligations or loss of rights in connection with the Merger.

2.23 Insurance. i) Schedule 2.23(a) sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any of its Subsidiaries is a party (the “Insurance Policies”). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Company would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and any of its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and the Company or any of its Subsidiaries have not been refused insurance for which they have applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.24 Governmental Actions/Filings. Except as set forth in Schedule 2.24, the Company and each of its Subsidiaries has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company and each of its Subsidiaries of their businesses (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company or each of its Subsidiaries, and true, complete and correct copies of which have heretofore been made available to Parent. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2008 (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect), and the Company and each of its Subsidiaries is in substantial compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable them to continue to conduct their businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.25 Interested Party Transactions. Except as set forth in the Schedule 2.25 hereto or in the Audited Financial Statements or the Unaudited Financial Statements, no employee, officer, director or Stockholder or any of its Subsidiaries, or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.25, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or any of its Subsidiaries is affiliated or with whom the Company or any of its Subsidiaries has a contractual relationship, or in any Person that competes with the Company or any of its Subsidiaries, except that each employee, Stockholder, officer or director of Company or any of its Subsidiaries, and members of their respective immediate families may own less than 1% of the outstanding stock in publicly traded companies that may compete with Company or any of its Subsidiaries. Except as set forth in Schedule 2.25, to the knowledge of the Company, no officer, director or Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or any of its Subsidiaries or such Person’s employment with the Company).

2.26 Bank Accounts. Schedule 2.26 sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

2.27 Powers of Attorney. Except as set forth in the Schedule 2.27, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of any Person.

2.28 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, as follows:

3.1 Organization and Qualification. i) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of the Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, are attached hereto as Exhibit C and Exhibit D. Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.

3.2 Subsidiaries. Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization. i) As of the date of this Agreement, (i) the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 21,947,283 shares of Parent Common Stock and 100,000 shares of Parent Preferred Stock (all of which shares of Parent Preferred Stock are designated as Series A Convertible Preferred Stock), are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,600,000 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock granted to employees of Parent or other parties (“Parent Stock Options”); and (iii) 6,390,000 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock (“Parent Warrants”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Stock Options and Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.14).

(b) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(c) Except as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents. i) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC Filings; Financial Statements. i) Parent has made available to the Company and the Stockholders a correct and complete copy of each report filed by Parent with the Securities and Exchange Commission (the “SEC”) (the “Parent SEC Reports”), on or since February 8, 2005, which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed. To the knowledge of Parent, Plan Sponsor (as defined in the Parent SEC Reports) has complied, and will continue to comply, with all of its obligations under the Plan (as defined in the Parent SEC Reports).

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are subject to normal adjustments which were not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since December 31, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2006, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any change in the auditors of Parent, (viii) any issuance of capital stock of Parent, or (ix) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

3.11 Taxes. i) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

3.12 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (iii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

3.13 Brokers. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14 Agreements, Contracts and Commitments. i) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $25,000, or (ii) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth in the Parent SEC Reports.

(b) Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.15 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.16 Bulletin Board Trading Status. Parent shall be in compliance with all material requirements for, and its common stock shall be quoted on, the Electronic Over-the-Counter Bulletin Board system on the date immediately prior to the Closing Date, such that Parent Common Stock may continue to be so quoted without interruption following the Closing Date.

3.17 Stockholder Claims. There are no existing or pending claims against Parent by any current or former stockholder of Parent, and to Parent’s knowledge, no facts or circumstances reasonably likely to result in any such claims.

3.18 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.19 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.20 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall not survive the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof.

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents unless required to do so hereunder;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, (C) and the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as contemplated by this Agreement, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(q) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(r) Permit any Person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(s) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(t) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(u) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice); or

(v) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 4.1 (a) through (u) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Directors and Officers of the Company and the Subsidiaries After Merger. Parent and the Company shall take all necessary action so that the persons listed on Schedule 5.1 are elected to the positions of officers and directors of the Company, as set forth therein, to serve in such positions effective immediately after the Closing.

5.2 Other Actions. i) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.3 Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.4 Confidentiality; Access to Information. i) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information. (1) Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

5.5 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Stockholders) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Parent shall consult with the Company.

5.6 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its Board of Directors and the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.7 No Securities Transactions. Neither the Company nor any Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.8 Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (i) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (ii) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (iii) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, or (iv) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Parent or the Company. The Company shall have the obligation to supplement or amend the Company Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the Company to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(d) and 7.1(e), the representations and warranties of the Company shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.9 No Solicitation. i) The Company will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

(b) The Company shall promptly advise Parent of the nature of any written offer, proposal or indication of interest that is submitted to the Company and the identity of the Person making such written offer, proposal or indication of interest.

5.10 Warrants. On or before the Closing, the Company shall ensure that the warrant (“Company Warrant”) to purchase shares of Company Common Stock will either be exercised in full or terminated on or before the Effective Time.

5.11 Conversion of Preferred Stock. The Company shall solicit the consent of the holders of Company Preferred Stock to mandatorily convert all of the Company Preferred Stock into shares of Company Common Stock effective immediately prior to the Effective Time in accordance with the Charter Documents of the Company and the DGCL.

5.12 Board Observer Rights. Prior to the Effective Time, Spark Capital shall designate one representative to serve as an observer (the “Observer”). The Observer shall be entitled to attend all meetings of Parent’s Board of Directors in a nonvoting, observer capacity, and to receive copies of all notices, minutes, consents and other materials that Parent provides to its directors; provided, however, that the Observer shall agree in writing to be bound by the same duties of confidentiality, good faith and loyalty as if such Observer were a director of Parent, with respect to all information provided to him in such materials and in the course of his attendance at any meeting of Parent’s Board of Directors. Notwithstanding the foregoing, Parent reserves the right to withhold any information and exclude such Observer from any meeting of the Board of Directors, or any portion thereof, if access to such information or attendance at such meeting could adversely affect the attorney-client privilege, or to protect confidential information or avoid a potential conflict of interest. The Observer shall not be entitled to vote on any matter as to which action of the Board of Directors is to be taken. The right of Spark Capital to designate an Observer set forth in this Section 5.12 shall cease and be of no force or effect at such time as Spark Capital or any of its affiliates owns less than 50% of the shares of Parent Common Stock issued to Spark Capital or its affiliates at Closing.

5.13 Financial Statements. (a) Prior to the Effective Time, the Company shall provide to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended March 31, 2006 and March 31, 2007 (the “Audited Financial Statements”). The Audited Financial Statements shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each shall fairly presents in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) Prior to the Effective Time, the Company shall provide to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company and its Subsidiaries for the quarterly period ended September 30, 2007 (the “Unaudited Financial Statements”). The Unaudited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and shall fairly present in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements shall not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.14 Releases. If the Merger is consummated, then, effective as of the Effective Time, each of the Stockholders, for himself or itself and his or its heirs, legatees, successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Surviving Corporation and its officers, directors, employees, agents, representatives, successors, and assigns and the officers, directors, employees, agents and representatives of the Company from any and all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel (“Damages”), regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring at or before the Effective Time; provided, however, in no way shall this release prevent any officer or director of the Company from seeking indemnification and/or contribution from the Company in accordance with the Company’s Charter Documents and the DGCL for any Damages sought by third parties in connection with the performance of any such officers’ or directors’ duties owed to the Company on or before the Effective Time, whether such Damages are now existing or arise in the future after the Effective Time. Furthermore, each of such releasing persons hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of such released persons, or otherwise to seek any recourse against any of such released persons, in respect of any matter hereby released or purported or attempted to be released.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Readiness of the Merger Form 8-K. The Merger Form 8-K shall be in a form reasonably acceptable to each party and in a format acceptable for EDGAR filing, and Parent shall have filed the Merger Form 8-K with the SEC at Closing.

(b) Existing Debt. $16,500,000 of the Company’s existing debt to ValueAct SmallCap Master Fund, L.P. (“ValueAct”), plus accrued interest (the “Existing Debt”) shall have remained with the Company, provided that at least 50% of the Existing Debt shall have been assumed by Parent, and customary cross-default covenants with respect to the Existing Debt shall have been agreed upon by Parent, the Company and ValueAct.

(c) Lease On or before the Closing, the lease for the corporate headquarters of the Company with Berkshire Holdings Inc. shall have been amended on terms and conditions acceptable to Berkshire Holdings Inc., the Company and Parent.

(d) Key Employee and Founder Employment Agreements. On or before the Closing, the key employees and the Founders of the Company listed on Schedule 6.1(d) shall have amended their existing employment agreements with the Company on terms and conditions acceptable to such persons, the Company and Parent.

(e) Stock Price. If on or before the Closing, the stock price of Parent Common Stock is less than $2.75 per share this Agreement may be terminated by either the Company or Parent in accordance with Section 7.1(f), unless the Company and the Parent mutually agree to adjust the share allocations set forth on Schedule 1.5(a).

6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) in all material respects as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No order shall have been entered to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Due Diligence. Company shall have completed a due diligence investigation of Parent’s majority stockholders, officers, directors, business, assets and liabilities, the scope and results of which shall be satisfactory to the Company at its sole discretion.

(f) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(g) Opinion of Counsel. The Company shall have received from Mintz Levin, counsel to Parent, an opinion of counsel in substantially the form of Exhibit E annexed hereto.

(h) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i) Appointments. Ian Aaron shall have been appointed to the Board of Directors of Parent and as Chief Executive Officer of the Company, and a representative of the Stockholders, reasonably acceptable to Parent and identified in writing to Parent at least three days prior to Closing, shall have been appointed to the Board of Directors of Parent.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period). The Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Due Diligence. Parent shall have completed a due diligence investigation of the Company’s business, assets and liabilities, the scope and results of which shall be satisfactory to the Parent in its sole discretion.

(f) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(g) Opinion of Counsel. Parent shall have received from Loeb & Loeb LLP, counsel to the Company, an opinion of counsel in substantially the form of Exhibit F annexed hereto.

(h) Company Affiliate Agreements. Parent shall have received from each person who is identified on Schedule 1.10 hereto as an “affiliate” of the Company an Company Affiliate Agreement and each such agreement shall be in full force and effect.

(i) Company Warrants. All Company Warrants shall have been properly exercised or terminated and the exercise price for each Company Warrant that has been exercised shall have been received by the Company in full in cash or by check. At or prior to Closing, the Company shall have delivered to Parent a certificate signed by an authorized officer of the Company confirming that, except for Company Options, all outstanding Company Warrants, and other derivative securities entitling any person to acquire any interest in the Company have been exercised or cancelled.

(j) Financial Statements. The Company shall have delivered to Parent all information, including audited financial statements for the two years ended March 2006 and March 2007, necessary for Parent to comply with its reporting obligations under the Exchange Act, including, but not limited to, all information necessary to file the Merger Form 8-K with the SEC.

(k) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and Stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents and certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(l) Resignations. On or before the Closing, those persons listed in Schedule 6.3(l) shall have resigned from their positions and offices with the Company, and those persons mutually agreed upon between Parent and the Company prior to Closing, with respect to the Subsidiaries, shall have resigned from their positions and offices with the Subsidiaries.

(m) Indebtedness. Other than indebtedness to ValueAct, the Company shall have no indebtedness for borrowed money and the Company shall have delivered to Parent a certificate signed by an authorized officer of the Company confirming such fact.

(n) Dissenting Shares. No Stockholders shall be a Dissenter and no shares of Company Capital Stock shall be deemed Dissenting Shares.

(o) Termination of Shareholders Agreement. The Company shall terminate or cause to be terminated: (i) Amendment to the Second Amended and Restated Shareholders Agreement, dated as of July 30, 2007, by and among the Company, the holders of Series B Preferred Stock, the holders of Series A Preferred Stock, the holders of Company Common Stock, and ValueAct and (ii) Second Amended and Restated Shareholders Agreement, dated as of May 15, 2006, by and among The WAAT Corp., a California corporation (“WAAT”), the holders of Series B Preferred Stock, the holders of Series A Preferred Stock, and the holders of Company Common Stock.

(p) Termination of Investor Rights Agreement. The Company shall terminate or cause to be terminated the Amended and Restated Investors’ Rights Agreement, dated as of July 30, 2007, by and among the Company, the holders of Series B Preferred Stock and ValueAct.

(q) Termination of Registration Rights Agreement. The Company shall terminate or cause to be terminated the Registration Rights Agreement, dated as of May 16, 2006, by and among WATT and the holders of Series A Preferred Stock.

(r) Conversion of Preferred Stock. All outstanding shares of Preferred Stock shall have been converted into shares of Company Common Stock in accordance with the Charter Documents of the Company and the DGCL.

(s) Reimbursement of Expenses. The Company shall have paid the outstanding fees and expenses, including legal fees and expenses, incurred by the Stockholder Representatives, in connection with the preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby up to a maximum amount of $15,000.

(t) Amendment to Stock Plan. The Company shall have amended the Stock Plan to clarify that at the Effective Time of the Merger (i) all vested shares of Company Common Stock underlying the Company Options shall be assumed by Parent on the same terms and conditions as are applicable under the Stock Plan and any agreements, instruments or resolutions governing each such Company Option immediately prior to the Effective Time and (ii) all unvested shares of Company Common Stock underlying the Company Options shall be terminated.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(c) by either Parent or the Company if the Closing shall not have occurred on or before February 13, 2008, unless extended by the written consent of Parent and the Company; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date.

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period).

(f) by either Parent or the Company if the stock price of Parent Common Stock is less than $2.75 per share, unless the Company and the Parent mutually agree to adjust the share allocations set forth on Schedule 1.5(a).

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.4, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

7.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Mandalay Media, Inc.
2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: James Lefkowitz
Telephone: (310) 601-2500
Facsimile:

with a copy to:

Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: (212) 935-3000
Facsimile: (212) 983-3115

if to the Company or Stockholder Representatives, to:

Twistbox Entertainment, Inc.
14242 Ventura Boulevard, Third Floor
Sherman Oaks, California 91423
Attention: Ian Aaron
Telephone:
Facsimile:

with a copy to:

Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, California 90067
Attention: Lawrence Venick, Esq.
Telephone: (310) 282-2000
Facsimile: (310) 282-2200

8.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes in general national or regional economic conditions, (ii) changes that are generally applicable to the industry or markets in which Parent and Company and its Subsidiaries operate and not affecting Parent, Company or its Subsidiaries in any materially more adverse manner or degree therefrom, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of the officers and directors of the Company and its Subsidiaries or the Parent, as applicable, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience or responsibility of any of the foregoing persons;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g) the term “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close;

(h) the term “Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (ii) workers’ carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the business of the Company or any of its Subsidiaries or the present or proposed use of the affected property, and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect; and

(i) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 8.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

8.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.12 Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Closing; provided, however, this Section 8.12 shall in no way limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MANDALAY MEDIA, INC.

By:	/s/ Jay Wolf
Jay Wolf
Chief Operating Officer

TWISTBOX ACQUISITION, INC.

By:	/s/ Jay Wolf
Jay Wolf
Chief Operating Officer

TWISTBOX ENTERTAINMENT, INC.

By:	/s/ Ian Aaron
Ian Aaron
Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

By:	/s/ Adi McAbian
Adi McAbian

By:	/s/ Spark Capital, L.P.
Spark Capital, L.P.

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A -- Letter of Transmittal

EXHIBIT B -- Company Affiliate Agreement

EXHIBIT C -- Merger Sub Certificate of Incorporation

EXHIBIT D -- Merger Sub Bylaws

EXHIBIT E -- Mintz Levin Legal Opinion

EXHIBIT F - Loeb & Loeb Legal Opinion

SCHEDULES 1 AND 2

COMPANY DISCLOSURE SCHEDULE
(Information Furnished Separately)

Schedule 1.5(a)	—	Conversion of Company Capital Stock

Schedule 1.10	—	Company Affiliates

Schedule 2.1	—	Organization and Qualification

Schedule 2.2	—	Subsidiaries

Schedule 2.3	—	Capitalization

Schedule 2.5	—	No Conflict

Schedule 2.6	—	Non-Compliance with Legal Requirements

Schedule 2.7	—	Financial Statements

Schedule 2.8	—	No Undisclosed Liabilities

Schedule 2.9	—	Absence of Certain Changes or Events

Schedule 2.10	—	Litigation

Schedule 2.11	—	Employee Benefit Plans

Schedule 2.13	—	Restrictions on Business Activities

Schedule 2.14	—	Title to Property

Schedule 2.17	—	Suppliers and Customers

Schedule 2.18	—	Taxes

Schedule 2.19	—	Environmental Matters

Schedule 2.20	—	Brokers; Third Party Expenses

Schedule 2.21	—	Intellectual Property

Schedule 2.22	—	Agreements, Contacts and Commitments

Schedule 2.23	—	Insurance

Schedule 2.24	—	Governmental Filings

Schedule 2.25	—	Interested Party Transactions

Schedule 2.26	—	Bank Accounts

Schedule 2.27	—	Powers of Attorney